Exhibit 10.18

PROMISSORY NOTE

Borrower:	Leopard Acquisition Corp.
2500 N. Moose-Wilson Road
Wilson, WY 83014

Lender:	Berenson Leopard LLC

Principal Amount:	$83,334.00

1.               FOR VALUE RECEIVED, Leopard Acquisition Corp. (“Maker”) promises to pay to Berenson Leopard LLC (“Payee”), at such address as may be provided in writing to Maker, the principal sum of eighty three thousand, three hundred thirty four ($83,334.00) USD or such lesser amount, as the case may be, equal to the funds advanced by Payee to or on behalf of Maker.

2.               Interest and Advances. Interest shall be payable on the unpaid principal of this note at the rate of 3.50% per annum, calculated half-yearly not in advance. Documentation to substantiate all amounts advanced to or on behalf of Maker pursuant to this Note shall be attached hereto as such funds are so advanced.

3.               Repayment. This Note will be repaid in full on February 20, 2009 unless earlier prepaid in accordance with Section 9 below.

4.               Prepayment. At any time, Maker may pay the outstanding balance then owing under this Note to Payee without further bonus or penalty.

5.               Construction. This Note will be construed in accordance with and governed by the laws of the State of New York.

6.               Severability. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

7.               Costs and Expenses. All costs, expenses and expenditures including, and without limitation, the reasonable legal costs incurred by Payee in enforcing this Note as a result of any default by Maker, will be added to the principal then outstanding and will immediately be paid by Maker.

8.               Successors and Assigns. This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Maker and

Payee. Maker waives presentment for payment, notice of non-payment, protest and notice of protest.

9.               Mandatory Prepayment. In the event that Maker completes an initial public offering (“IPO”) of securities, Maker will make full repayment of this Note within seven (7) days following the IPO closing date.

IN WITNESS WHEREOF, this Note has been made and executed in the State of New York on the 21st day of February, 2008.

LEOPARD ACQUISITION CORP.

By:	/s/ Mohammed M. Ansari
Name: Mohammed M. Ansari
	Title:	Chief Financial Officer